News Release

COMMERCIAL METALS COMPANY REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.49, EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.58, AND ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, TX - June 25, 2015 - Commercial Metals Company (NYSE: CMC) today announced financial results for its third quarter ended May 31, 2015. Net earnings attributable to CMC for the three months ended May 31, 2015 were $56.7 million ($0.49 per diluted share) on net sales of $1.5 billion. This compares to net earnings attributable to CMC of $23.6 million ($0.20 per diluted share) on net sales of $1.7 billion for the third quarter ended May 31, 2014.

Earnings from continuing operations for the third quarter of fiscal 2015 were $67.1 million ($0.58 per diluted share), compared with earnings from continuing operations of $24.5 million ($0.21 per diluted share) for the third quarter of fiscal 2014.

Joe Alvarado, Chairman of the Board, President, and CEO, commented, "Fiscal third quarter adjusted EBITDA from continuing operations represents our highest adjusted EBITDA since the first quarter of fiscal 2009. Our domestic mills continued to benefit from expanding metal margins as a result of lower raw material prices when compared to one year ago. Although shipments from a number of our locations in the central and eastern regions of the U.S. were delayed as a result of record amounts of rainfall in Texas and the surrounding states in the latter part of our third quarter, we are confident in our expectation that U.S. construction activity will continue to improve during the summer months translating into strong activity levels within our domestic business."

Results for the three months ended May 31, 2015 included after-tax LIFO income from continuing operations of $24.1 million ($0.21 per diluted share), compared with after-tax LIFO income from continuing operations of $5.3 million ($0.04 per diluted share) for the third quarter of fiscal 2014. Adjusted operating profit from continuing operations was $126.0 million for the third quarter of fiscal 2015, our highest adjusted operating profit since the first quarter of fiscal 2009. This compares with adjusted operating profit from continuing operations of $58.1 million for the third quarter of fiscal 2014. Adjusted EBITDA from continuing operations was $158.5 million for the third quarter of fiscal 2015, compared with adjusted EBITDA from continuing operations of $90.4 million for the third quarter of fiscal 2014.

The Company's financial position at May 31, 2015 remained strong with cash and cash equivalents of $381.0 million and approximately $1.0 billion in total liquidity. Pursuant to our share repurchase program that was approved in October 2014, we purchased approximately 139 thousand shares of our common stock for $2.2 million during the third quarter of fiscal 2015.

(CMC Second Quarter Fiscal 2015 - Page 2)

On June 24, 2015, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on July 9, 2015. The dividend will be paid on July 23, 2015.

Business Segments
Our Americas Recycling segment recorded adjusted operating loss of $2.0 million for the third quarter of fiscal 2015 compared to adjusted operating loss of $1.1 million for the third quarter of fiscal 2014. During the third quarter of fiscal 2015, ferrous volumes declined 23% on flat average ferrous metal margins compared to the corresponding period in fiscal 2014. Additionally, during the third quarter of fiscal 2015, average nonferrous selling prices declined 13%, which outweighed a decline in average nonferrous material cost and compressed average nonferrous metal margins by 16%, further contributing to the increase in adjusted operating loss compared to the third quarter of fiscal 2014.

Our Americas Mills segment recorded adjusted operating profit of $84.2 million for the third quarter of fiscal 2015 compared to adjusted operating profit of $74.1 million for the corresponding period in the prior fiscal year. During the third quarter of fiscal 2015, the average cost of ferrous scrap consumed decreased $105 per short ton, which more than offset a $71 per short ton decrease in the average selling price and resulted in a 10% increase in average metal margin compared to the third quarter of fiscal 2014. Additionally, this segment benefited from a $13.9 million favorable change in pre-tax LIFO compared to the third quarter of fiscal 2014.

Our Americas Fabrication segment recorded adjusted operating profit of $22.9 million for the third quarter of fiscal 2015 and represented this segment's best fiscal quarter since the first quarter of fiscal 2009. This compares to adjusted operating profit of $1.2 million for the third quarter of fiscal 2014. The increase in adjusted operating profit for the third quarter of fiscal 2015 was partially due to an increase in the average composite selling price coupled with a 3% decrease in average composite material cost, which resulted in a 24% increase in average metal margin compared to the corresponding period in the prior fiscal year. Heavy rainfall during May 2015 delayed construction activity in the central and eastern regions of the U.S. and pushed scheduled shipments into our fiscal 2015 fourth quarter. As a result, we expect to see an increase in this segment's volumes as these shipments will be fulfilled during the fourth quarter of fiscal 2015.

Our International Mill segment recorded adjusted operating profit of $6.1 million for the third quarter of fiscal 2015 compared to adjusted operating profit of $2.0 million for the corresponding period in fiscal 2014 and $0.8 million for the second quarter of fiscal 2015. Adjusted operating profit for the third quarter of fiscal 2015 increased as we continued to realize the benefits from the commissioning of a new, state-of-the art electric arc furnace in the third quarter of fiscal 2014.

Our International Marketing and Distribution segment recorded adjusted operating profit of $37.7 million for the third quarter of fiscal 2015 compared to adjusted operating profit of $2.0 million for the same period in the prior

(CMC Second Quarter Fiscal 2015 - Page 3)

fiscal year. The increase in adjusted operating profit for the third quarter of fiscal 2015 compared to the third quarter of fiscal 2014 was attributed to an increase in volumes for one of our trading divisions headquartered in the U.S. Additionally, this segment recorded a $36.4 million net benefit as a result of a termination of a contract with a customer, partially offset by inventory write-downs, in the third quarter of fiscal 2015. In addition, for the third quarter of fiscal 2015, one of our trading divisions headquartered in the U.S. benefited from a favorable change in pre-tax LIFO of $9.0 million compared to the corresponding period in fiscal 2014.

Year to Date Results
Net earnings attributable to CMC for the nine months ended May 31, 2015 were $147.4 million ($1.25 per diluted share) on net sales of $4.6 billion, compared with net earnings attributable to CMC of $80.6 million ($0.68 per diluted share) on net sales of $5.0 billion for the nine months ended May 31, 2014. The Company recorded after-tax LIFO income of $75.2 million ($0.64 per diluted share) for the nine months ended May 31, 2015, compared with after-tax LIFO expense of $9.7 million ($0.08 per diluted share) for the nine months ended May 31, 2014. Additionally, results for the nine months ended May 31, 2014 included an after-tax gain of $15.5 million ($0.13 per diluted share) associated with the sale of the Company’s wholly owned copper tube manufacturing operation, Howell Metal Company. For the nine months ended May 31, 2015, adjusted operating profit was $292.3 million, compared with $182.4 million for the nine months ended May 31, 2014. Adjusted EBITDA was $393.5 million for the nine months ended May 31, 2015, compared with $282.2 million for the nine months ended May 31, 2014.

Outlook
Alvarado concluded, "As we enter our fiscal fourth quarter, our key market indicators point toward a strong finish to our fiscal 2015. The demand for our finished steel products in the U.S. and Poland remains high. Additionally, unfavorable weather in May in the central region of the U.S. resulted in certain construction projects being pushed out into our fiscal fourth quarter, which we expect should provide some upside to the fourth quarter's results. Elevated levels of imports continue to pressure margins for our U.S. and Polish operations. Our International Marketing and Distribution segment also continues to be challenged by the strong U.S. dollar."

Conference Call
CMC invites you to listen to a live broadcast of its third quarter of fiscal 2015 conference call today, Thursday, June 25, 2015, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the webcast will be located on CMC's website under "Investors."

(CMC Second Quarter Fiscal 2015 - Page 4)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding the Company's expectations relating to U.S. construction activity, economic conditions, prices, volumes and the Company's operating plans and future financial results. These forward-looking statements generally can be identified by phrases such as we, CMC or its management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: absence of global economic recovery or possible recession relapse and the pace of overall global economic activity and its impact in a highly cyclical industry; construction activity or lack thereof; continued sovereign debt problems in the Euro-zone; success or failure of governmental efforts to stimulate the economy including restoring credit availability and confidence in a recovery; significant reductions in China’s steel consumption or increased Chinese steel production; rapid and significant changes in the price of metals; increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; passage of new, or interpretation of existing, environmental laws and regulations; increased legislation associated with climate change and greenhouse gas emissions; solvency of financial institutions and their ability or willingness to lend; customers' inability to obtain credit and non-compliance with contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors including political and military uncertainties; availability of electricity and natural gas for minimill operations; information technology interruptions and breaches in security data; ability to retain key executives; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions and regulatory rulings; risk of injury or death to employees, customers or other visitors to our operations; increased costs related to health care reform legislation; and those factors listed under Item 1A. "Risk Factors" included in the Company's Annual Report filed on Form 10-K for the fiscal year ended August 31, 2014.

(CMC Second Quarter Fiscal 2015 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended May 31,		Nine Months Ended May 31,
(short tons in thousands)	2015	2014	2015	2014
Americas Recycling tons shipped	471	596	1,531	1,728

Americas Steel Mills rebar shipments	421	424	1,209	1,155
Americas Steel Mills merchant and other shipments	252	310	793	886
Total Americas Steel Mills tons shipped	673	734	2,002	2,041

Americas Steel Mills average FOB selling price (total sales)	$612	$683	$653	$672
Americas Steel Mills average cost ferrous scrap consumed	$244	$349	$294	$350
Americas Steel Mills metal margin	$368	$334	$359	$322
Americas Steel Mills average ferrous scrap purchase price	$204	$275	$249	$298

International Mill tons shipped	323	322	898	953

International Mill average FOB selling price (total sales)	$455	$610	$493	$613
International Mill average cost ferrous scrap consumed	$258	$345	$283	$357
International Mill metal margin	$197	$265	$210	$256
International Mill average ferrous scrap purchase price	$219	$287	$237	$303

Americas Fabrication rebar tons shipped	260	266	732	703
Americas Fabrication structural and post tons shipped	34	44	103	114
Total Americas Fabrication tons shipped	294	310	835	817

Americas Fabrication average selling price (excluding stock and buyout sales)	$953	$921	$951	$924

(in thousands)	Three Months Ended May 31,		Nine Months Ended May 31,
Net sales	2015	2014	2015	2014
Americas Recycling	$225,096	$335,104	$800,234	$1,015,574
Americas Mills	446,821	527,574	1,400,517	1,465,574
Americas Fabrication	417,895	409,425	1,174,793	1,093,533
International Mill	156,318	207,558	472,396	618,070
International Marketing and Distribution	518,244	549,745	1,521,288	1,533,551
Corporate	601	193	4,150	11,544
Eliminations	(258,973)	(291,006)	(796,269)	(784,717)
Total net sales	$1,506,002	$1,738,593	$4,577,109	$4,953,129

Adjusted operating profit (loss)
Americas Recycling	$(1,970)	$(1,085)	$(3,285)	$(1,109)
Americas Mills	84,237	74,063	258,108	183,939
Americas Fabrication	22,878	1,244	31,642	(1,869)
International Mill	6,146	2,047	11,188	25,647
International Marketing and Distribution	37,669	2,023	71,599	8,552
Corporate	(19,502)	(18,227)	(55,513)	(51,340)
Eliminations	(3,480)	(1,930)	(2,248)	88
Adjusted operating profit from continuing operations	125,978	58,135	311,491	163,908
Adjusted operating profit (loss) from discontinued operations	(10,604)	(892)	(19,180)	18,521
Adjusted operating profit	$115,374	$57,243	$292,311	$182,429

(CMC Second Quarter Fiscal 2015 - Page 6)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share data)	2015	2014	2015	2014
Net sales	$1,506,002	$1,738,593	$4,577,109	$4,953,129
Costs and expenses:
Cost of goods sold	1,270,044	1,560,174	3,933,516	4,455,481
Selling, general and administrative expenses	110,347	121,402	333,332	336,334
Interest expense	20,519	18,849	58,828	57,234
	1,400,910	1,700,425	4,325,676	4,849,049

Earnings from continuing operations before income taxes	105,092	38,168	251,433	104,080
Income taxes	37,964	13,700	84,252	32,657
Earnings from continuing operations	67,128	24,468	167,181	71,423

Earnings (loss) from discontinued operations before income taxes	(10,871)	(1,042)	(20,241)	17,969
Income taxes (benefit)	(424)	(137)	(445)	8,766
Earnings (loss) from discontinued operations	(10,447)	(905)	(19,796)	9,203

Net earnings	56,681	23,563	147,385	80,626
Less net earnings attributable to noncontrolling interests	—	—	—	1
Net earnings attributable to CMC	$56,681	$23,563	$147,385	$80,625

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.58	$0.21	$1.43	$0.61
Earnings (loss) from discontinued operations	(0.09)	(0.01)	(0.17)	0.08
Net earnings	$0.49	$0.20	$1.26	$0.69

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.58	$0.21	$1.42	$0.60
Earnings (loss) from discontinued operations	(0.09)	(0.01)	(0.17)	0.08
Net earnings	$0.49	$0.20	$1.25	$0.68

Cash dividends per share	$0.12	$0.12	$0.36	$0.36
Average basic shares outstanding	115,742,534	117,705,133	116,807,469	117,400,198
Average diluted shares outstanding	116,759,215	118,769,675	117,871,228	118,521,816

(CMC Second Quarter Fiscal 2015 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	May 31, 2015	August 31, 2014
Assets
Current assets:
Cash and cash equivalents	$381,006	$434,925
Accounts receivable, net	987,146	1,028,425
Inventories, net	944,611	935,411
Current deferred tax assets	32,656	49,455
Other current assets	98,525	105,575
Assets of businesses held for sale	69,682	—
Total current assets	2,513,626	2,553,791
Net property, plant and equipment	872,027	925,098
Goodwill	73,762	74,319
Other noncurrent assets	120,311	135,312
Total assets	$3,579,726	$3,688,520
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$294,226	$423,807
Accounts payable-documentary letters of credit	166,717	125,053
Accrued expenses and other payables	277,071	322,000
Notes payable	4,796	12,288
Current maturities of long-term debt	9,753	8,005
Liabilities of businesses held for sale	28,863	—
Total current liabilities	781,426	891,153
Deferred income taxes	60,338	55,600
Other long-term liabilities	105,303	112,134
Long-term debt	1,279,369	1,281,042
Total liabilities	2,226,436	2,339,929
Stockholders' equity attributable to CMC	1,353,141	1,348,480
Stockholders' equity attributable to noncontrolling interests	149	111
Total stockholders' equity	1,353,290	1,348,591
Total liabilities and stockholders' equity	$3,579,726	$3,688,520

(CMC Second Quarter Fiscal 2015 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended May 31,
(in thousands)	2015	2014
Cash flows from (used by) operating activities:
Net earnings	$147,385	$80,626
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	99,829	101,130
Provision for losses on receivables, net	2,525	(1,705)
Stock-based compensation	18,288	16,054
Amortization of interest rate swaps termination gain	(5,698)	(5,698)
Deferred income taxes	26,396	28,560
Tax benefits from stock plans	(122)	(625)
Net gain on sale of a subsidiary and other	(1,737)	(28,032)
Write-down of inventory	11,697	—
Asset impairment	3,390	1,227
Changes in operating assets and liabilities:
Accounts receivable	90,412	(59,479)
Accounts receivable sold, net	(98,033)	124,415
Inventories	(111,675)	(176,766)
Other assets	11,055	(18,486)
Accounts payable, accrued expenses and other payables	(129,322)	38,328
Other long-term liabilities	(5,601)	(5,244)
Net cash flows from (used by) operating activities	58,789	94,305

Cash flows from (used by) investing activities:
Capital expenditures	(75,976)	(67,718)
Proceeds from the sale of property, plant and equipment and other	10,143	6,773
Proceeds from the sale of a subsidiary	2,354	52,276
Net cash flows from (used by) investing activities	(63,479)	(8,669)

Cash flows from (used by) financing activities:
Documentary letters of credit, net change	51,722	2,985
Short-term borrowings, net change	(7,492)	(1,333)
Repayments on long-term debt	(8,038)	(4,826)
Stock issued under incentive and purchase plans, net of forfeitures	(1,389)	(860)
Treasury stock acquired	(41,806)	—
Cash dividends	(42,073)	(42,290)
Tax benefits from stock plans	122	625
Decrease in restricted cash	3,630	18,037
Contribution from (purchase of) noncontrolling interests	38	(37)
Payments for debt issuance costs	—	(430)
Net cash flows from (used by) financing activities	(45,286)	(28,129)
Effect of exchange rate changes on cash	(3,943)	933
Increase (decrease) in cash and cash equivalents	(53,919)	58,440
Cash and cash equivalents at beginning of year	434,925	378,770
Cash and cash equivalents at end of period	$381,006	$437,210

Supplemental information:
Noncash activities:
Capital lease additions and changes in accounts payable related to purchases of property, plant and equipment	$11,882	$9,143

(CMC Second Quarter Fiscal 2015 - Page 9)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit is a non-GAAP financial measure. Management uses adjusted operating profit to evaluate the financial performance of CMC. Adjusted operating profit is the sum of adjusted operating profit from continuing operations and adjusted operating profit (loss) from discontinued operations. Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating profit (loss) from discontinued operations is the sum of our earnings (loss) from discontinued operations before income taxes (benefit), interest expense and discounts on sales of accounts receivable. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands)	2015	2014	2015	2014
Earnings from continuing operations	$67,128	$24,468	$167,181	$71,423
Income taxes	37,964	13,700	84,252	32,657
Interest expense	20,519	18,849	58,828	57,234
Discounts on sales of accounts receivable	367	1,118	1,230	2,594
Adjusted operating profit from continuing operations	125,978	58,135	311,491	163,908
Adjusted operating profit (loss) from discontinued operations	(10,604)	(892)	(19,180)	18,521
Adjusted operating profit	$115,374	$57,243	$292,311	$182,429
Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of adjusted EBITDA from continuing operations and adjusted EBITDA from discontinued operations. Adjusted EBITDA from continuing operations is the sum of our earnings from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes. It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges, which are also non-cash. Adjusted EBITDA from discontinued operations is the sum of our earnings (loss) from discontinued operations before net earnings attributable to noncontrolling interests, interest expense and income taxes (benefit). It also excludes the largest recurring non-cash charge from discontinued operations, depreciation and amortization, as well as impairment charges from discontinued operations, which are also non-cash. Adjusted EBITDA should not be considered as an alternative to net earnings or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry. Adjusted EBITDA to interest expense is a covenant test in certain of CMC's debt agreements. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands)	2015	2014	2015	2014
Earnings from continuing operations	$67,128	$24,468	$167,181	$71,423
Net earnings attributable to noncontrolling interests	—	—	—	1
Interest expense	20,519	18,849	58,828	57,234
Income taxes	37,964	13,700	84,252	32,657
Depreciation and amortization	32,840	33,393	99,553	99,784
Impairment charges	39	—	188	905
Adjusted EBITDA from continuing operations	158,490	90,410	410,002	262,002
Adjusted EBITDA from discontinued operations	(7,582)	(439)	(16,460)	20,159
Adjusted EBITDA	$150,908	$89,971	$393,542	$282,161
Adjusted EBITDA to interest coverage ratio for the quarter ended May 31, 2015:

$150,908	/	$20,519	=	7.4

(CMC Second Quarter Fiscal 2015 - Page 10)

Total Liquidity is a non-GAAP financial measure and is the sum of the Company's cash and cash equivalents and availability under its revolving credit facility, U.S. and international accounts receivables sales facilities and its uncommitted bank lines of credit. The table below reflects the Company's cash and cash equivalents, credit facilities and availability to liquidity.

	May 31, 2015
(in thousands)	Total Facility	Availability
Cash and cash equivalents	$381,006	$381,006
Revolving credit facility	350,000	326,555
U.S. receivables sale facility	200,000	185,000
International accounts receivable sales facilities	99,267	64,100
Bank credit facilities — uncommitted	92,462	91,660
Total Liquidity	$1,122,735	$1,048,321

Total Capitalization:
Total capitalization is a non-GAAP financial measure and is the sum of stockholders' equity attributable to CMC, long-term debt and deferred income taxes. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization to the most comparable GAAP measure, stockholders’ equity attributable to CMC:

(in thousands)	May 31, 2015
Stockholders' equity attributable to CMC	$1,353,141
Long-term debt	1,279,369
Deferred income taxes	60,338
Total capitalization	$2,692,848

OTHER FINANCIAL INFORMATION
Long-term debt to capitalization ratio as of May 31, 2015:

$1,279,369	/	$2,692,848	=	47.5%

Total debt to capitalization plus short-term debt plus notes payable ratio as of May 31, 2015:

($1,279,369	+	$9,753	+	$4,796)	/	($2,692,848	+	$9,753	+	$4,796)	=	47.8%

Current ratio as of May 31, 2015:
Current assets divided by current liabilities

$2,513,626	/	$781,426	=	3.2

Contact: Barbara Smith
Senior Vice President and CFO
214.689.4300